EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT.

The following corporations and limited liabilities are direct or indirect subsidiaries of the registrant. Each does business under its own name.

Name                                                                                  State or other jurisdiction of incorporation
or organization

CPS Leasing, Inc.	DE
CPS Marketing, Inc.	CA
CPS Residual Corp.	DE
Page Funding LLC	DE
Page Three Funding LLC	DE
Folio Funding LLC	DE
Folio Funding II LLC	DE
CPS Receivables LLC	DE
CPS Receivables Two LLC	DE
CPS Receivables Three LLC	DE
Canyon Receivables LLC	DE
Mercury Finance Company LLC	DE
TFC Enterprises LLC	DE
Mercury Finance Corporation of Alabama	AL
Mercury Finance Company of Colorado	DE
Gulfco Investment, Inc.	LA
Gulfco Finance Company	LA